Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 30, 2008
GLOBALIZATION STRATEGY FUELS SOLID SALES GROWTH
FOR LIBBEY INC. IN THIRD QUARTER AND FIRST NINE
MONTHS OF 2008
•	Sales Increase 4.5 Percent for Third Quarter and 5.9 Percent for First Nine Months

•	Third-Quarter Income From Operations Remains Essentially Flat Year-Over-Year at $14.6 Million

•	EBITDA of $24.5 Million Versus $28.0 Million for Prior-Year Quarter

•	Cash Flow From Operations for the Third Quarter Climbs to $13.3 Million

•	Free Cash Flow Initiatives Expected to Yield an Additional $20 Million to $23 Million in 2009
TOLEDO, OHIO, OCTOBER 30, 2008—Libbey Inc. (NYSE: LBY) today announced solid sales growth for the third quarter and first nine months of 2008, fueled by strong gains in international sales.
John F. Meier, chairman and chief executive officer, said, “While we are certainly not satisfied with our performance in the third quarter, we are proud of what we accomplished despite the state of the global economic markets. We remain convinced that these results are a strong indication of the health of our business and the strength of our brands.”
Third Quarter Results
For the quarter-ended September 30, 2008, sales increased 4.5 percent to $211.5 million from $202.4 million in the year-ago quarter. The increase in sales included a 17.4 percent increase in International sales, as sales to Crisal and Royal Leerdam glassware customers increased 15.5 percent and 4.1 percent, respectively, and Libbey China had sales growth of over 150.0 percent. Excluding the currency impact, International sales increased approximately 10.4 percent. In addition, North American Glass sales increased 1.9 percent, benefiting from more than a 6.0 percent increase in shipments to U.S. and
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Canadian retail glassware customers. Shipments of Crisa glassware were up 2.7 percent, and sales to foodservice glassware customers were down 1.7 percent. North American Other sales decreased 3.6 percent, as a 10.9 percent decrease in shipments of World Tableware products more than offset the single-digit sales growth of Syracuse China and Traex products.
The Company reported income from operations of $14.6 million during the quarter, compared with income from operations of $14.7 million in the year-ago quarter. Higher sales and lower selling, general and administrative costs were offset by increased natural gas and distribution costs.
Earnings before interest and taxes (EBIT), as described on Table 2, were $13.6 million, compared with $16.2 million in the year-ago quarter. EBIT was $9.7 million for North American Glass, compared with $11.3 million in the third quarter of 2007, as a result of an unfavorable swing in non-cash foreign currency translation losses versus the prior-year quarter of approximately $2.7 million, the lower production activity in Mexico due to a scheduled furnace rebuild, lower production activity in the U. S. operations to control inventories and higher natural gas expenses. North American Other reported EBIT of $2.1 million for the third quarter of 2008, compared with $3.2 million in the third quarter of 2007. The decrease was primarily a result of the lower sales of World Tableware products. The International segment reported EBIT of $1.7 million, which was consistent with the year-ago quarter. This can primarily be attributed to higher International sales offset by higher natural gas and other costs in Europe.
Libbey reported that EBITDA, as detailed on Table 1, was $24.5 million in the third quarter of 2008, compared with EBITDA of $28.0 million in the year-ago quarter. EBITDA declined primarily as the result of an unfavorable swing in non-cash foreign currency translation losses versus the prior-year quarter of approximately $2.7 million as well as increased natural gas and distribution costs. These increased costs were partially offset by higher sales and lower selling, general and administrative costs.
Interest expense increased $0.6 million, compared with the year-ago quarter, as a result of higher debt partially offset by slightly lower average interest rates.
The effective tax rate was negative 50.8 percent for the quarter, compared with 162.2 percent in the year-ago quarter. The Company’s effective tax rate changed from the year-ago quarter primarily due to the Company’s provision for income taxes being significantly impacted by the recognition of valuation allowances in certain countries, particularly the United States. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate. Libbey reported a third-quarter net loss of $6.0 million, or $0.40 per diluted share, compared with net income of $0.4 million, or $0.03 per diluted share, in the third quarter of 2007.
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Nine-Month Results
For the nine months ended September 30, 2008, sales increased 5.9 percent to $623.6 million from $589.0 million in the year-ago period. International sales increased 22.9 percent as a result of significantly increased shipments to customers of Libbey China and favorable currency impact on European sales. Excluding the currency impact, International sales increased approximately 9.4 percent. In addition, North American Glass sales increased 3.3 percent, benefiting from more than a 9.0 percent increase in shipments to U.S. and Canadian retail glassware customers. Shipments of Crisa glassware were up 8.1 percent and sales to foodservice glassware customers were down 4.9 percent. North American Other sales decreased 2.6 percent, primarily as the result of lower sales of Syracuse China products.
Libbey reported income from operations of $42.8 million during the first nine months of 2008, compared with income from operations of $45.6 million during the year-ago period. Factors contributing to the decline in income from operations were lower foodservice sales, lower production activity in Mexico, as a result of a scheduled furnace rebuild, and higher natural gas costs, partially offset by increased total sales.
EBIT was $43.1 million, compared with $49.6 million in the first nine months of 2007. For North American Glass, EBIT was $31.7 million, compared with $38.8 million in the first nine months of 2007, as higher sales were more than offset by an unfavorable swing in non-cash foreign currency translation losses versus the prior-year of approximately $1.8 million, an unfavorable mix of sales, decreased operating activity and higher natural gas costs. North American Other reported EBIT of $9.6 million for the first nine months of 2008, compared with $11.3 million in the year-ago period, primarily as a result of the lower sales at Syracuse China and a $1.1 million gain on the sale of land at Syracuse included in 2007. The International segment reported EBIT of $1.8 million, compared with an EBIT loss of $0.5 million in the first nine months of 2007. The improvement was primarily related to Libbey China’s increased sales and improved operating performance and higher European sales, partially offset by higher natural gas costs in Europe.
For the first nine months of 2008, EBITDA, as detailed on Table 1, was $76.5 million, compared with EBITDA of $81.3 million for the first nine months of 2007.
As a result of higher debt, interest expense for the first nine months increased $3.3 million compared with the year-ago period.
The effective tax rate was a negative 25.7 percent for the first nine months of 2008, compared with a negative 290.4 percent in the first nine months of 2007. Similar to the third quarter impact, the Company’s effective tax rate changed from the year-ago period primarily due to the Company’s provision for income taxes being significantly impacted by the recognition of valuation allowances in certain countries, particularly the United States. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate. Libbey reported a net loss of $11.6 million for the first nine months of 2008, or a loss of $0.79 per diluted share,
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compared with net income of $2.6 million, or $0.18 per diluted share, in the first nine months of 2007.
Cash Flow
Cash flow from operations during the third quarter of 2008 increased to $13.3 million, compared with $11.4 million in the year-ago period. A major contributor to this performance was improved working capital management during the quarter.
Working capital, defined as inventories and accounts receivable less accounts payable, decreased by $3.4 million to $248.8 million at September 30, 2008, from $252.2 million at September 30, 2007. Key drivers of the lower working capital were lower accounts receivable and higher accounts payable, which more than offset higher inventories as the result of seasonal working capital needs.
Libbey reported that it had available capacity of $79.7 million under its Asset Based Loan (ABL) credit facility as of September 30, 2008, compared with availability of $71.1 million at June 30, 2008.
Outlook
“As we announced on October 16, 2008, based on the expected continuing weaknesses in the Mexican peso, consumer confidence and the foodservice channel, we expect fourth-quarter 2008 sales in the range of $210.0 million to $220.0 million and EBITDA between $20.5 million to $23.5 million,” Meier said. “Based on this fourth-quarter outlook, we expect full-year 2008 sales in the range of $833.0 million to $843.0 million and EBITDA in the range of $97.0 million to $100.0 million.”
Meier continued, “While we are still in the process of completing the 2009 budget, we have identified $20 to $23 million of cash flow enhancements that we expect to achieve in 2009. These include a number of cost reduction initiatives, led by capital expenditure reductions.”
Webcast Information
Libbey will hold a conference call for investors on Thursday, October 30, 2008, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These
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forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 17, 2008. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, for 120 years, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2007, Libbey Inc.’s net sales totaled $814.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2008	September 30, 2007
Net sales	$211,536	$202,431

Freight billed to customers	664	507

Total revenues	212,200	202,938

Cost of sales	174,266	164,688

Gross profit	37,934	38,250

Selling, general and administrative expenses	23,377	23,571

Income from operations	14,557	14,679

Other (expense) income	(1,000)	1,561

Earnings before interest and income taxes	13,557	16,240

Interest expense	17,509	16,956

Loss before income taxes	(3,952)	(716)

Provision for (benefit from) income taxes	2,006	(1,161)

Net (loss) income	$(5,958)	$445

Net (loss) income per share:

Basic	$(0.40)	$0.03

Diluted	$(0.40)	$0.03

Weighted average shares:

Outstanding	14,730	14,535

Diluted	14,730	14,924

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2008	September 30, 2007
Net sales	$623,640	$589,050

Freight billed to customers	1,947	1,531

Total revenues	625,587	590,581

Cost of sales	515,148	475,727

Gross profit	110,439	114,854

Selling, general and administrative expenses	67,687	69,272

Income from operations	42,752	45,582

Other income	339	4,045

Earnings before interest and income taxes	43,091	49,627

Interest expense	52,280	48,949

(Loss) income before income taxes	(9,189)	678

Provision for (benefit from) income taxes	2,365	(1,969)

Net (loss) income	$(11,554)	$2,647

Net (loss) income per share:

Basic	$(0.79)	$0.18

Diluted	$(0.79)	$0.18

Weighted average shares:

Outstanding	14,652	14,445

Diluted	14,652	14,759

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2008	December 31, 2007	September 30, 2007
	(unaudited)		(unaudited)
ASSETS
Cash	$8,719	$36,539	$13,406
Accounts receivable — net	102,781	93,333	108,993
Inventories — net	204,485	194,079	199,294
Deferred taxes	—	—	4,120
Other current assets	21,018	20,431	11,526

Total current assets	337,003	344,382	337,339

Other assets	14,924	17,221	26,778

Goodwill and purchased intangibles — net	207,865	208,091	207,829

Property, plant and equipment — net	328,369	329,777	325,334

Total assets	$888,161	$899,471	$897,280

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$3,289	$622	$1,637
Accounts payable	58,468	73,593	56,045
Accrued liabilities	87,101	70,112	97,618
Pension liability (current portion)	1,882	1,883	1,389
Nonpension postretirement benefits (current portion)	3,528	3,528	3,252
Payable to Vitro	—	19,575	19,471
Other current liabilities	20,620	11,558	7,705
Long-term debt due within one year	913	913	794

Total current liabilities	175,801	181,784	187,911

Long-term debt	521,500	495,099	489,311
Pension liability	54,591	71,709	75,372
Nonpension postretirement benefits	50,335	45,667	37,608
Other liabilities	9,989	12,097	8,809

Total liabilities	812,216	806,356	799,011

Common stock, treasury stock, capital in excess of par value and warrants	202,440	196,281	178,408
Retained deficit	(75,855)	(60,689)	(38,750)
Accumulated other comprehensive loss	(50,640)	(42,477)	(41,389)

Total shareholders’ equity	75,945	93,115	98,269

Total liabilities and shareholders’ equity	$888,161	$899,471	$897,280

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2008	September 30, 2007
Operating activities
Net (loss) income	$(5,958)	$445
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	10,899	11,785
Loss on asset sales	159	307
Change in accounts receivable	7,109	(3,698)
Change in inventories	(5,712)	(8,801)
Change in accounts payable	(9,695)	(11,400)
Pension & nonpension postretirement	(12,544)	(5,042)
Accrued liabilities & prepaid expenses	6,553	8,294
Income taxes	1,790	2,446
Accrued interest expense	17,128	14,307
Other operating activities	3,580	2,709

Net cash provided by operating activities	13,309	11,352

Investing activities
Additions to property, plant and equipment	(12,390)	(9,366)
Proceeds from asset sales and other	71	678

Net cash used in investing activities	(12,319)	(8,688)

Financing activities
Net repayments	(9,256)	(4,717)
Dividends	(369)	(364)

Net cash used in financing activities	(9,625)	(5,081)

Effect of exchange rate fluctuations on cash	(529)	247

Decrease in cash	(9,164)	(2,170)

Cash at beginning of period	17,883	15,576

Cash at end of period	$8,719	$13,406

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2008	September 30, 2007
Operating activities
Net (loss) income	$(11,554)	$2,647
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	33,433	31,711
Loss (gain) on asset sales	35	(1,268)
Change in accounts receivable	(10,351)	(6,476)
Change in inventories	(10,756)	(28,367)
Change in accounts payable	(15,607)	(13,442)
PIK interest	10,216	8,758
Pension & nonpension postretirement	(13,982)	(2,805)
Payable to Vitro	(19,575)	—
Accrued liabilities & prepaid expenses	5,113	11,936
Income taxes	3,661	(1,067)
Accrued interest expense	15,055	12,477
Other operating activities	4,562	1,573

Net cash (used in) provided by operating activities	(9,750)	15,677

Investing activities
Additions to property, plant and equipment	(30,002)	(31,992)
Proceeds from asset sales and other	117	2,631

Net cash used in investing activities	(29,885)	(29,361)

Financing activities
Net borrowings (repayments)	13,253	(14,015)
Dividends	(1,098)	(1,083)

Net cash provided by (used in) financing activities	12,155	(15,098)

Effect of exchange rate fluctuations on cash	(340)	422

Decrease in cash	(27,820)	(28,360)

Cash at beginning of period	36,539	41,766

Cash at end of period	$8,719	$13,406

In accordance with the SEC’s Regulation G, table 1 provides non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of Net (Loss) Income to Earnings Before Interest,
Taxes, Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Reported net (loss) income	$(5,958)	$445	$(11,554)	$2,647

Add:
Interest expense	17,509	16,956	52,280	48,949
Provision (benefit) for income taxes	2,006	(1,161)	2,365	(1,969)
Depreciation and amortization	10,899	11,785	33,433	31,711

EBITDA	$24,456	$28,025	$76,524	$81,338

Table 2
Summary Business Segment information
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net Sales:
North American Glass	$143,630	$140,983	$426,120	$412,672
North American Other	28,339	29,410	85,042	87,335
International	42,014	35,783	120,166	97,801
Eliminations	(2,447)	(3,745)	(7,688)	(8,758)

Consolidated Net Sales	$211,536	$202,431	$623,640	$589,050

Earnings (Loss) before Interest & Taxes (EBIT):
North American Glass	$9,695	$11,318	$31,704	$38,802
North American Other	2,130	3,243	9,590	11,293
International	1,732	1,679	1,797	(468)

Consolidated EBIT	$13,557	$16,240	$43,091	$49,627

Depreciation & Amortization:
North American Glass	$6,627	$7,638	$19,605	$19,841
North American Other	700	831	2,211	2,592
International	3,572	3,316	11,617	9,278

Consolidated Depreciation & Amortization	$10,899	$11,785	$33,433	$31,711

Reconciliation of EBIT to Net Loss:
Segment EBIT	$13,557	$16,240	$43,091	$49,627
Interest Expense	(17,509)	(16,956)	(52,280)	(48,949)
Income Taxes	(2,006)	1,161	(2,365)	1,969

Net Loss	$(5,958)	$445	$(11,554)	$2,647

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.